Exhibit 99.1

Sachem Capital Corp. Announces Chief Financial Officer Transition

Appoints Jeffrey C. Walraven Interim Chief Financial Officer

BRANFORD, CT, December 13, 2024 (GLOBE NEWSWIRE) – Sachem Capital Corp. (NYSE: SACH) (the “Company”), a mortgage REIT that specializes in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property, announced today that it is appointing board of directors’ member and audit committee member Jeffrey C. Walraven, Interim Chief Financial Officer. Nicholas Marcello, the Company’s Chief Financial Officer, informed the Company that he was resigning to pursue a non-REIT industry opportunity. Mr. Marcello will remain available through December 31, 2024 to provide assistance to ensure a successful and seamless transition. The Company confirms that there are no disagreements with Mr. Marcello regarding the accuracy of the Company's financial reporting or accounting practices. The Company will begin its search for a new Chief Financial Officer immediately. Mr. Walraven will remain a member of the Company’s board of directors, but will resign as a member of the Audit, Compensation and the Nominating and Corporate Governance committees effective immediately.

“Over the past few years, we have significantly strengthened our finance and accounting teams, and we believe our audit committee co-chair, with extensive financial and mortgage REIT experience, will serve the Company well during the search for a permanent replacement,” stated John L. Villano, President and Chief Executive Officer of Sachem Capital. “Nick has been an important part of the Company’s evolution since he joined Sachem more than four years ago, helping to scale the Company, improve its financial and capital markets strategies while leading the effort to develop a strong financial team. On behalf of the board of directors and personally, I want to wish Nick great success in his new endeavor.”

Mr. Marcello said, “I am proud of all that we have accomplished during my time with the Company, and I can’t thank them enough for the opportunity they’ve provided me. Sachem has an incredibly talented team and I’m grateful to have worked alongside each of them to help the Company work towards its strategic and financial goals.”

Mr. Walraven has extensive experience with private and public real estate companies working on matters including capital markets, accounting and finance. Mr. Walraven has served as the Chief Operating Officer, a director and co-founder of Freehold Properties, Inc., a REIT that historically financed cannabis-related real estate, since its formation in May 2019, and has since transitioned its portfolio acquisition focus in 2024 to capital finance of premium vineyard real estate.

He has also served as an independent director and member of the audit committee of Broad Street Realty, Inc. (OTCQX: BRST), a real estate company that owns, operates, develops, and redevelops primarily essential grocery-anchored shopping centers and mixed-use properties, since 2023. From January 2014 to May 2019, Mr. Walraven served as Executive Vice President and Chief Financial Officer of MedEquities Realty Trust, Inc. (formerly, NYSE: MRT), an internally managed healthcare REIT that was initially funded privately in July 2014, completed an initial public offering on the New York Stock Exchange in September 2016 and was subsequently sold to Omega Healthcare Investors, Inc. in May 2019.

From 2006 to 2013, Mr. Walraven held several positions with BDO USA, LLP, most recently as an assurance managing partner of the Memphis office, where his primary responsibilities included providing core and peripheral assurance services and business operational and tax consulting services. Mr. Walraven has over 20 years of public accounting experience, serving many public REIT clients since 1999. Mr. Walraven worked extensively with publicly traded companies on all aspects of compliance with Securities and Exchange Act filings, including quarterly, annual and special reports, and compliance relating to acquisitions, dispositions and securities offerings. Mr. Walraven has had signing engagement partner responsibility for numerous public and private securities offerings by REITs and other clients, including initial public offerings, secondary offerings and private placements.

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Mr. Walraven holds a Bachelor’s degree in Financial Management from Bob Jones University and a Masters of Professional Accountancy from Clemson University. Additionally, Mr. Walraven previously held his CPA license in multiple states.

About Sachem Capital Corp

Sachem Capital Corp. is a mortgage REIT that specializes in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property. It offers short-term (i.e., three years or less) secured, nonbanking loans to real estate investors to fund their acquisition, renovation, development, rehabilitation, or improvement of properties. The Company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Each loan is secured by a first mortgage lien on real estate and is personally guaranteed by the principal(s) of the borrower. The Company also makes opportunistic real estate purchases apart from its lending activities.

Forward Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. Such forward-looking statements are subject to several risks, uncertainties and assumptions as described in the Annual Report on Form 10-K for 2023 filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 1, 2024 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 14, 2024. Because of these risks, uncertainties and assumptions, any forward-looking events and circumstances discussed in this press release may not occur. You should not rely upon forward-looking statements as predictions of future events. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The Company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements as well as others made in this press release. You should evaluate all forward-looking statements made by the Company in the context of these risks and uncertainties.

Investor & Media Contact:

Email: investors@sachemcapitalcorp.com

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